INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Annual Report pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 of American Home Mortgage Holdings, Inc. on Form 10-K of our report dated March 30, 2000, appearing in the Annual Report on Form 10-K of American Home Mortgage Holdings, Inc. for the year ended December 31, 1999.


                                          /s/ Deloitte & Touche LLP


Parsippany, New Jersey
March 30, 2000